Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Stacey Sullivan (800) 775-7290

BRINKER INTERNATIONAL ANNOUNCES
ORGANIZATIONAL CHANGES

DALLAS, March 4, 2009 — Brinker International (NYSE: EAT) announced organizational changes designed to maximize leadership talent and create additional synergies across its portfolio of brands.

Todd Diener will serve as President of both the Chili’s Grill & Bar and On The Border Mexican Grill & Cantina brands. During his 27 year tenure, Diener has served in a number of leadership roles of increasing responsibility, including being named President of Chili’s in 1998. In his expanded role, Diener will oversee operations for both Chili’s and On The Border.

In addition to his continuing role as President of Maggiano’s Little Italy, Wyman Roberts has been named Chief Marketing Officer for Brinker International. As CMO, Roberts will lead marketing and culinary activities for all three Brinker brands. Prior to joining Brinker International in 2005, Roberts served in marketing executive roles for Universal Parks & Resorts and Darden Restaurants, Inc.

“These changes will help us streamline organizational efficiencies and elevate the guest experience across all brands,” said Doug Brooks, President and Chief Executive Officer of Brinker International. “Todd and Wyman are tremendous leaders with vast experience in the operations, marketing and culinary fields. They are uniquely qualified to lead change at Brinker as we strive to be the globally dominant casual dining restaurant portfolio company.”

As a result of these changes, Dave Orenstein has resigned as President of On The Border. “Over the past two decades, Dave made many contributions to the On The Border brand and to Brinker. We thank him for his service and wish him well in his future endeavors,” Brooks said.

About Brinker International
Brinker International, Inc. (NYSE: EAT), is one of the world’s leading casual dining restaurant companies, serving more than 1 million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises more than 1,700 restaurants in 27 countries and employs more than 100,000. Brinker restaurant brands include Chili’s® Grill & Bar, On The Border Mexican Grill & Cantina® and Maggiano’s Little Italy®. Brinker also holds a minority investment in Romano’s Macaroni Grill®. The company was named one of FORTUNE Magazine’s Most Admired Food Service Companies in 2009 and was honored by the magazine as one of the Top 50 Employers for Minorities and the Top 50 Employers for Women. For more information, visit http://www.brinker.com.

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